Exhibit 24(b)(9): Opinion and Consent of Counsel

ING LOGO
AMERICAS
US Legal Services

J. Neil McMurdie
Senior Counsel
(860) 580-2824
Fax: (860) 580-4897
neil.mcmurdie@us.ing.com

April 13, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Attention: Filing Desk

Re:	ING Life Insurance and Annuity Company and its Variable Annuity Account B
Post-Effective Amendment No. 2 to Registration Statement on Form N-4
Prospectus Title: ING express Retirement Variable Annuity
File Nos. 333-167182 and 811-02512

Ladies and Gentlemen:

The undersigned serves as counsel to ING Life Insurance and Annuity Company, a Connecticut life insurance company (the “Company”). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities under the Securities Act of 1933 as provided in Rule 24f-2 under the
Investment Company Act of 1940.

In connection with this opinion, I have reviewed the Post-Effective Amendment to the above-referenced
Registration Statement on Form N-4. This filing describes the modified single premium deferred individual variable annuity contracts (the “Contracts”) offered by the Company through its Variable Annuity Account
B (the “Account”). I have also examined, or supervised the examination of, originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, it is my opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of
    Connecticut;

2. The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Connecticut;

Windsor Site	ING North America Insurance Corporation
One Orange Way, C2N
Windsor, CT 06095-4774

3.	The Contracts and the interests in the Account to be issued under the Contracts have been duly authorized by the Company;

4.	The assets of the Account will be owned by the Company. Under Connecticut law and the provisions of the Contracts, the income, gains and losses, whether or not realized from assets allocated to the
Account, must be credited to or charged against such Account, without regard to other income, gains or losses of the Company;

5.	The Contracts provide that assets of the Account may not be charged with liabilities arising out of any other business the Company conducts, except to the extent that assets of the Account exceed its liabilities arising under the Contracts; and

6.	The Contracts and the interests in the Account, when issued and delivered in accordance with the
Prospectus constituting a part of the Registration Statement and in compliance with applicable local law, will be validly issued and binding obligations of the Company in accordance with their respective terms.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, /s/ J. Neil McMurdie J. Neil McMurdie